AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 TO DEPOSIT AGREEMENT dated as of February ____, 2004 (this “Amendment”), among IXOS SOFTWARE AKTIENGESELLSCHAFT (the “Company”), THE BANK OF NEW YORK, as depositary (the “Depositary”), and all holders and beneficial owners from time to time of American Depositary Receipts issued under the Original Deposit Agreement referred to herein.

W I T N E S S E T H :

WHEREAS, the Company and the Depositary entered into a Deposit Agreement dated as of September 25, 1998 (the “Original Deposit Agreement”) for the purposes set forth in that agreement;

WHEREAS, the Company and the Depositary amended the Original Deposit Agreement by an Amendment No. 1 to Deposit Agreement dated as of December 23, 1999 to change the number of Shares represented by each ADS from one-fifth of one Share to one Share;

WHEREAS, 2016091 Ontario Inc. (“Bidco”), a wholly-owned subsidiary of Open Text Corporation, has made an offer to acquire all the issued and outstanding Shares; and

WHEREAS, pursuant to Paragraph (16) of Exhibit A to the Original Deposit Agreement, IXOS and the Depositary wish to further amend the Original Deposit Agreement to facilitate the tendering of Shares (as defined in the Original Deposit Agreement) to the Tender Offer (as hereinafter defined), and the Depositary has given a notice to the Holders, dated January 5, 2004 regarding the intention to effect such an amendment;

NOW, THEREFORE, the Company and the Depositary hereby agree as follows:

1.

The Original Deposit Agreement is hereby amended as follows:

(a)

by adding the following definitions to Section 1 of the Original Deposit Agreement:

“Cash Consideration” means EUR 9.00 per Share;

“Letter of Transmittal” means the letter of transmittal that has been mailed to each Holder in connection with the Tender Offer;

“Tender Offer”  means the offer by 2016091 Ontario Inc. (“Bidco”), a wholly-owned subsidiary of Open Text Corporation, to acquire all the Shares of the Company as provided and subject to the terms and conditions set forth in the offer document of Bidco that is published at www.2016091ontario.de.

(b)

by adding the following clause as Paragraph (14A) of Exhibit A to the Original Deposit Agreement:

“(14A)  Actions in Connection with Tender Offer.

Notwithstanding any other provision of this Agreement, each Holder of ADRs that has not delivered a duly completed and executed Letter of Transmittal, together with ADR certificates and any other documents reasonably required by Bidco or its agent, by 5 p.m. (Eastern Standard Time) on February 4, 2004 (the “Expiration Time”) (each a “Non-Tendering Holder”) shall be deemed, unless the Tender Offer has previously been terminated, withdrawn or enjoined, to have irrevocably (1) accepted the Tender Offer, (2) instructed the Depositary on its behalf, subject to applicable law and the terms of the Tender Offer, to withdraw all of the Shares represented by ADSs held by that Non-Tendering Holder from the ADR facility maintained by the Depositary and tender those Shares in the Tender Offer and (3) elected to receive the Cash Consideration in respect of those Shares.  Each Non-Tendering Holder shall be deemed also to have irrevocably instructed the Depositary to disburse the Cash Consideration to that Non-Tendering Holder, after deduction of the fees of the Depositary for the surrender of ADRs and withdrawal of deposited Securities, upon surrender to the Depositary of all of the ADRs  held by such Non-Tendering Holder, duly endorsed for transfer or accompanied by duly executed powers of attorney with signatures guaranteed as acceptable to the Depositary, and upon receipt by the Depositary of such further documentation as the Depositary may reasonably require.  The Depositary shall use reasonable efforts to carry out the instructions deemed received from each Non-Tendering Holder.  However, the Depositary will have no liability to any Holder, Beneficial Owner or other person in connection with any action it takes or fails to take pursuant to this Paragraph 14A if the action or omission was in good faith.”

2.

The foregoing amendments shall be effective as of the date hereof.

3.

Except for the foregoing amendments, the parties hereto acknowledge that the Original Deposit Agreement, as previously amended, shall remain in full force and effect.

4.

In the event of any inconsistency between the terms of this Amendment and the terms of the Original Deposit Agreement, the provisions of this Amendment shall prevail.

5.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.

This Amendment may be executed in one or more counterparts (by original or facsimile signature) with such counterparts together constituting one original document which shall be effective as of the date hereof.

IN WITNESS WHEREOF, IXOS SOFTWARE AKTIENGESELLSCHAFT and THE BANK OF NEW YORK have duly executed this Amendment as of the date first above written.

IXOS SOFTWARE AKTIENGESELLSCHAFT

By:______________________________________

     Name:

      Title:

THE BANK OF NEW YORK

By:_____________________________________

     Name:

     Title: